Exhibit 10.8
AMENDED AND RESTATED
SUBLEASE AGREEMENT
          This Amended and Restated Sublease Agreement is entered into this 25th day of January, 2007 by and among UBE Services, LLC, formerly known as United Bio Energy, LLC (hereinafter referred to as “Sublessor”), and Fagen Engineering, LLC (hereinafter referred to as “Sublessee”).
WITNESSETH:
          WHEREAS, pursuant to that certain Sublease dated November 11, 2003 between MTG, L.L.C. (“Tenant”), Ritchie Companies, Inc. (“Ritchie”), and United Bio Energy Partners, LLC (“United”), as amended by Consent dated May 5, 2005, copies of which are attached hereto as Exhibit A (hereinafter referred to as the “Primary Sublease”), Ritchie is the sublessee from Tenant of the 55,000 square feet of office space on real property legally described in the Primary Sublease, of which, Ritchie agreed to sublease to Sublessor 12,292 square feet; and
          WHEREAS, pursuant to that certain Sublease Agreement dated May 24, 2005, between Sublessor and Sublessee (the “Sublease”) Sublessee leased from Sublessor a portion of the 12,292 square feet leased from Ritchie consisting of Six Hundred Sixty Three (663) square feet (the “Leased Premises”) covered under its Primary Sublease pursuant to the conditions precedent as expressed herein and upon the terms and conditions as contained in the Primary Sublease and this Sublease Agreement; and
          WHEREAS, Sublessee and Sublessor desire to amend and restate the sublease to, among other things, increase the total square footage of Leased premises to One Thousand Three Hundred Twenty Six (1,326) square feet (the “Subject Premises”)
          NOW, THEREFORE, in consideration of the premises and flue mutual undertakings, covenants, promises, and agreements of the parties, IT IS HEREBY AGREED AS FOLLOWS:
          1. Term. Providing all of the terms and conditions contained within this Sublease Agreement are fulfilled, Sublessor shall sublease unto Sublessee and Sublessee shall accept the sublease of the Subject Premises from the date hereof (the “Commencement Date”) through the end of the initial term of the Primary Sublease, subject to the rents, terms, covenants, conditions, and provisions as set forth in the Primary Sublease. If the initial term of the Primary Sublease is extended pursuant to the terms of the Primary Sublease, the term of this Sublease Agreement shall be extended from and through the same new extended term date.
          2. Termination. Either Sublessor or Sublessee may terminate this Sublease Agreement without liability and without cause by providing thirty (30) days prior written notice to the other patty. Otherwise, this Sublease Agreement shall automatically terminate on the end of the initial term of the Primary Sublease, unless said initial term is extended pursuant to the terms of the Primary Sublease.
          3. Commencement Date. The Commencement Date is conditioned upon the completion of the following conditions:

a)	This Sublease Agreement is executed by the Sublessor and Sublessee; and

b)	Tenant and Ritchie have evidenced their approval to this Sublease Agreement by affixing their authorized signatures to the same.

4.	Primary Sublease. Sublessee represents and warrants that it has read the Primary Sublease and agrees that:

a)	The terms, covenants, promises, and conditions of the Primary Sublease are incorporated herein;

b)	Sublessee shall comply with and be bound by all of the terms, covenants, promises, and conditions of the Primary Sublease; and

c)	Sublessor shall duly observe and perform those obligations imposed upon the Tenant, Ritchie, and United under the Primary Sublease to the extent that such obligations are not provided in this Sublease Agreement to be observed or performed by Sublessee, except with respect to any failure in such observance or performance which results from any default by Sublessee.
          5. Warranty. Sublessor warrants and represents to Sublessee that on the Commencement Date:
a)	The Primary Sublease is valid and existing, there are no existing defaults on the part of the Tenant, Ritchie, or United with respect thereto, and Tenant and Ritchie do not hold any claim against United; and

b)	There are will be no contracts for services or otherwise on account of maintenance or repairs which expressly or impliedly are or will be binding upon Sublessee or upon the Leased Premises.
          6. Rent. In consideration for this Sublease Agreement, Sublessee shall pay Sublessor a monthly rental for the Leased Premises of One Thousand Three Hundred Sixty Five and 00/100 dollars ($1,365.00) per month, due and payable on the first day of each and every month and prorated for any partial month during the term of this Sublease Agreement.
          7. Insurance. Sublessee shall maintain in force at all times during the term of this Sublease Agreement, at Sublessee’s expense, the following insurance in the amounts specified below or such other amounts as Sublessor may from time to time reasonably request, with insurance companies and on forms satisfactory to Sublessor:
a)	Commercial Genera1 Liability “occurrence form”, or equivalent, covering the Subject Premises and operations of Sublessee, including personal injury and contractual liability, with combined single limit for bodily injury and property damage of not less than $2,000,000 per occurrence, $2,000,000 annual aggregate, naming Sublessor, its agents and employees, and any others specified from time to time by Sublessor, as additional insureds under such policy. Such policy will be primary insurance, and any similar insurance which may be maintained by Sublessor shall be in excess of Sublessee’s policy, and not contributory therewith.
b)	Insurance covering all of Sublessee’s furniture, machinery, equipment, stock, merchandise, and any other personal property owned or used in Sublessee’s business and found in, on, or about the Subject Premises, in an amount not less than the full replacement value, against Basic Form Causes of Loss (fire and extended coverage).

c)	Workers’ compensation insurance insuring against and satisfying Sublessee’s obligations and liabilities under the Worker’s Compensation Laws of the State of Kansas, including Employer’s Liability insurance with a limit of not less than $1,000,000.

d)	If Sublessee operates owned, hired, or non-owned vehicles, Automobile Liability insurance shall be maintained with limits not less than $1,000,000.
          During the term of this Sublease Agreement, Sublessee shall provide Sublessor with a Certificate of Insurance or Certificates of Insurance evidencing the above-described policies and levels of insurance and naming Sublessor as an additional insured. Further, Sublessee shall convey a waiver of subrogation with regards to the Subject Premises to Sublessor as evidenced by an endorsement on Sublessee’s insurance policies, copies of which shall be provided to Sublessor. Sublessee’s insurance policies shall be endorsed to require at least thirty (30) days advance notice to the Sublessor prior to the effective date of any termination or cancellation of coverage.
          Sublessee will not do or permit to be done any act or thing upon the Subject Premises or in or around the Subject Premises which would (i) jeopardize or be in conflict with fire insurance policies covering the Subject Premises and personal property in the Subject Premises; (ii) increase the rate of insurance applicable to the Subject Premises to an amount higher than it would otherwise be for commercial office use; or (iii) subject Lessor to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Subject Premises.
          8. Utilities. Sublessor shall furnish the Subject Premises with those services customarily provided in comparable office buildings in the vicinity of the Subject Premises, including without limitation: (i) electricity for lighting and operation of low-wattage office machines (such as personal computers, facsimile machines, calculators, copy machines, printers, and typewriters) during normal business hours, although Sublessor will not be obligated to furnish more power to the Subject Premises than is proportionately allocated to the Subject Premises under the Leased Premises building design; (ii) heat and air conditioning reasonably required for the comfortable occupation of the Subject Premises during normal business hours; although Sublessor will not be obligated to furnish more heating or air conditioning to the Subject Premises than is proportionately allocated to the Subject Premises under the Leased Premises building design; (iii) lighting replacement during normal business hours (for the

Subject Premises’ standard lights, but not for any special Sublessee lights, which will be replaced at Sublessee’s sole cost and expense); (iv) trash removal; and (v) water. No janitorial or cleaning services will be provided to the Subject Premises by Sublessor other than to that portion of the Subject Premises consisting of Sixteen (16) square feet of server room area.
          9. Amenities. Sublessor shall furnish Sublessee with the following amenities as part of its monthly administrative fee: use of break room, including coffee, tea, utensils, paper products; bathroom amenities; custodial upkeep of server room area; reception desk receiving and announcement of Sublessee’s visitors; and transfer of any telephone calls for Sublessee that may come through Sublessor’s telephone lines. If the level of amenities or services provided reader this paragraph increase in the future, Sublessor reserves the right to reassess the monthly administrative fee and reasonably increase the same by written notice to Sublessee.
          10. Building Access. Sublessor shall furnish Sublessee with keys to the Leased Premises, which Sublessee will not duplicate or copy. Should Sublessee terminate or relocate an employee from the Subject Premises, it agrees to return the key held by said employee to Sublessor.
          11. Structural Alterations. Sublessee agrees that it shall not make any structural alterations to the Subject Premises.
          12. Notices. Any notices shall be in writing and shall be sent by facsimile, email, or registered or certified mail, return receipt requested, addressed to the parties at the addresses shown below or to such other addresses as either party has designated to file other party in writing:

UBE Services, LLC	With Copy to:	US Bio Energy Corporation
Attn: Ron Hansen		5500 Cenex Drive, Mail Station 175
2868 N. Ridge Road		Inver Grove Heights, MN 55077
Wichita, KS 67205-1039		Attn: General Counsel
Email: RHansen@usbioenergy.net
Fax: 316-616-3784

Fagen Engineering, LLC
Attn: Jennifer A Johnson
501 W. Hwy. 212
P.O. Box 159
Granite Falls, MN 56241
Email: jjohnson@fogeninc.com
Fax:
          13. Entire Agreement. This Sublease Agreement contains the entire agreement and understanding between the parties hereto with respect to the Leased Premises, and there are no other terms, covenants, obligations, or representations; oral or written, of any kind whatsoever. Furthermore, nothing contained herein shall be construed to release Sub-Lessor from any of its obligations to Tenant or Ritchie under the terms of the Primary Sub-Lease.

          14. Binding Effect. This Sublease Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective heirs, executors, administrators, successors, and assigns, and may not be revoked or amended, except by instrument, in writing, subscribed by the party sought to be charged therewith.
          15. Governing Law. This Sublease Agreement shall be interpreted and governed by the laws of the State of Kansas.
          IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the date, month and year first above written.

“SUBLESSOR”

UBE Services, LLC

/s/ Ron Hansen

By:	Ron Hansen,Vice President

“SUBLESSEE”

FAGEN ENGINEERING, LLC

/s/ Jennifer A. Johnson

By:	Jennifer A. Johnson
Title:	CFO

CONSENT TO SUBLEASE AGREEMENT
          Consistent with that certain Sublease dated November 11, 2003 between MTG, L.L.C. (“Tenant”), Ritchie Companies, Inc. (“Ritchie”), and United Bio Energy Partners, LLC (“United”), as amended by Consent dated May 5, 2005, the undersigned further consents to the Amended and Restated Sublease Agreement between UBE Services, LLC and Fagen Engineering, LLC as executed on January ___, 2007.

MTG, L.L.C.

/s/ David L. Buchholz

By:	David L. Buchholz Date
Manager

RITCHIE COMPANIES, INC.

/s/ David L. Buchholz

By:	David L. Buchholz Date
Vice President and Chief Financial Officer